SPARTA HOLDING CORP.
                          (A Development Stage Company)
                              FINANCIAL STATEMENTS
                               September 30, 2004

                              SPARTA HOLDING CORP.
                          (A Development Stage Company)

                                     INDEX
                                     -----
                                                                       PAGE
       INDEPENDENT AUDITORS' REPORT                                     F2
       BALANCE SHEETS                                                   F3
       STATEMENTS OF OPERATIONS                                         F4
       STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)          F5
       STATEMENTS OF CASH FLOWS                                         F6
       NOTES TO FINANCIAL STATEMENTS                                F7-F11

KEMPISTY & COMPANY
CERTIFIED PUBLIC ACCOUNTANTS, P.C.
15 MAIDEN LANE - SUITE 1003 - NEW YORK, NY 10038 -
TEL (212) 406-7272 -
FAX (212) 513-1930

             Report of Independent Registered Public Accounting Firm
             -------------------------------------------------------

Board of Directors
Sparta Holding Corp.

We have audited the accompanying balance sheets of Sparta Holding Corp. as of September 30, 2004 and 2003, and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the two years in the period ended September 30, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2004 and 2003, and the results of its operations and its cash flows for each of the two years in the period ended September 30, 2004, in conformity with U.S. generally accepted accounting principles.

Kempisty & Company
Certified Public Accountants PC
New York, New York
November 1, 2004

                              SPARTA HOLDING CORP.
                          (A Development Stage Company)
                                  BALANCE SHEET
                               SEPTEMBER 30, 2004



   ASSETS
Current Assets
     Cash                                                    $            30,614
                                                             -------------------
          Total current assets                                            30,614
Other assets
     Deposit on investment in Tiancheng                                2,133,914
     Mining claims                                                        11,000
     Deposits and other assets                                               475
                                                                             ---
          Total Assets                                       $         2,176,003
                                                             ===================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
     Accounts payable and accrued expenses                   $            12,670
                                                             -------------------
          Total Current Liabilities                                       12,670

Stockholders' Equity
     Preferred stock $.001 par value; authorized 2,000,000
          shares, issued and outstanding none                                  -
     Common stock $.001 par value; authorized 100,000,000
          shares, issued and outstanding 12,153,252 shares                12,153
     Additional paid in capital                                        2,206,924
     Deficit accumulated during the development stage                   (55,744)
                                                                        -------
        Stockholders' Equity                                           2,163,333
                                                                       ---------
Total Liabilities and Stockholders' Equity                   $         2,176,003
                                                             ===================

                              SPARTA HOLDING CORP.
                          (A Development Stage Company)
                            STATEMENTS OF OPERATIONS




                                                                                                                For the Period
                                                               For the Year Ended                               December 23, 1993
                                                               September 30,                                    (inception) to
                                                                    2004                    2003                 September 30, 2004
                                                                    ----                    ----                 ------------------

       Revenues                                      $                 -     $                 -     $                 -
       Expenses
            General and administrative                            51,102                     304                  55,744
                                                                  ------                     ---                  ------
                                                                  51,102                     304                  55,744
                                                                  ------                     ---                  ------
       Net (loss)                                    $           (51,102)    $              (304)    $           (55,744)
                                                     ===================     ===================     ===================
       Net loss per share basic and diluted          $             (0.00)    $             (0.00)
                                                     ===================     ===================
       Weighted average number of shares outstanding $        12,104,685     $           340,000
                                                     ===================     ===================

                              SPARTA HOLDING CORP.
                          (A Development Stage Company)
             STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
       FOR THE PERIOD DECEMBER 23, 1993 (INCEPTION) TO SEPTEMBER 30, 2004


                                                                                                Total
                                 Common Stock            Additional                          Stockholders'
                                                          Paid-In     Treasury   Retained       Equity
                                   Shares      Amount     Capital      Stock     Earnings     (Deficit)
                                   ------      ------     -------      -----     --------     ---------
    Sale of common stock at
        inception                   340,000 $     340 $        660 $        - $         - $        1,000
    Loss for year ended
        September 30, 1994                 -         -            -          -        (237)          (237)
    Loss for year ended
        September 30, 1995                 -         -            -          -        (821)          (821)
    Loss for year ended
        September 30, 1996                 -         -            -          -        (554)          (554)
    Loss for year ended
        September 30, 1997                 -         -            -          -        (540)          (540)
    Loss for year ended
        September 30, 1998                 -         -            -          -        (565)          (565)
    Loss for year ended
        September 30, 1999                 -         -            -          -        (455)          (455)
    Loss for year ended
        September 30, 2000                 -         -            -          -        (392)          (392)
    Loss for year ended
        September 30, 2001                 -         -            -          -        (381)          (381)
    Loss for year ended
        September 30, 2002                 -         -            -          -        (393)          (393)
    Loss for year ended
        September 30, 2003                 -         -            -          -        (304)          (304)
                                                                                      ----           ----
    Balance September 30, 2003       340,000       340          660          -      (4,642)        (3,642)
    Forgiveness of debt                    -         -        3,635          -           -          3,635
    Issued for mining claims      11,000,000    11,000            -          -           -         11,000
    Sale of common stock in a
         private placement           813,252       813      283,129          -           -        283,942
    Contribution of 5,500,000 shares
         of common stock          (5,500,000)        -            -     (5,500)          -         (5,500)
    Common stock held in escrow    5,500,000         -    1,919,500      5,500           -      1,925,000
    Loss for year ended
        September 30, 2004                 -         -            -          -     (51,102)       (51,102)
                                                                                    -------        -------
    Balance September 30, 2004    12,153,252 $  12,153 $  2,206,924 $        - $   (55,744)$    2,163,333
                                  ========== ========= ============   =========  =========== ==============

                              SPARTA HOLDING CORP.
                          (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS


                                                                                                                  For the Period
                                                                     For the Year Ended                           December 23, 1993
                                                                       September 30,                              (inception) to
                                                                           2004                    2003           September 30, 2004
                                                                           ----                    ----
Operating Activities
--------------------
Net loss for period                                         $           (51,102)    $              (304)    $           (55,744)
Adjustments to reconcile net (loss) to net cash
   used by operating activities:
Changes in operating assets and liabilities:
(Increase) in deposits and other assets                                    (475)                      -                    (475)
Increase in accrued expenses                                             12,663                     142                  12,670
                                                                         ------                     ---                  ------
Net cash (used) by operating activities                                 (38,914)                   (162)                (43,549)

Investing Activities
--------------------
Deposit for investment in mining company                               (214,414)                      -                (214,414)
                                                                       --------                                        --------
Net cash (used) by investing activities                                (214,414)                      -                (214,414)

Financing Activities
--------------------
Loans from related parties                                                2,135                       -                   5,770
Repayment of loans from related parties                                  (2,135)                      -                  (2,135)
Sale of common stock                                                    283,942                       -                 284,942
                                                                        -------                                         -------
Net cash provided by financing activities                               283,942                       -                 288,577
Increase (decrease) in cash                                              30,614                    (162)                 30,614
Cash at beginning of period                                                   -                     162                       -
Cash at end of period                                       $            30,614     $                 -     $            30,614
                                                            ===================     ==================      ===================
Supplemental Cash Flow Information:
     Non-cash investing activities:
          Exchange of 11,000,000 shares of common
               stock for mining claims                      $            11,000     $                 -     $            11,000
                                                            ===================     ==================      ===================
     Non-cash financing activities:
          Forgiveness of loan payable                       $             3,635     $                 -     $             3,635
                                                            ===================     ==================      ===================

                              SPARTA HOLDING CORP.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2004

Note 1- ORGANIZATION AND OPERATIONS


     Sparta holding Corp. (the "Company") was incorporated in Nevada on December 23, 1993, as a wholly owned subsidiary of Castle Holding Corp. ("Castle") and did not conduct any business operations.

     In November 2003, the Company declared a 3,400 to 1 stock split, thereby increasing the number of issued and outstanding shares of Common Stock from 100 to 340,000. All references to shares and per share amounts in the accompanying financial statements have been restated to retroactively reflect this stock split.

     On February 5, 2004, the Company issued 11,000,000 newly issued shares of Common Stock to a related party, Feltsen Partners LLC ("FP") in exchange for eight mining claims owned by FP known as the Terra Mining Company Claims located in Greenlee County, Arizona. The shares of common stock were valued at $11,000 because the deal was with a related party. Under the related agreement, Castle (at the Company's expense) is to distribute pro rata 340,000 shares of the Company's Common Stock to the approximately 350 Castle shareholders of record as of February 5, 2004, as a spin-off while FP distributed 5,500,000 shares to its members and related parties.

     On August 14, 2004, the Company entered into an Asset Purchase and Exchange Agreement ("Agreement") with Fujian Tiancheng Mining Industry Corp, LTD
     ("Fujian Tiancheng") of China, whereby the Company acquired Fujian Tiancheng and its Daan Silver Mining District in exchange for Fujian Tiancheng receiving 5,500,000 shares of the Company's common stock and the Company raising $3,600,000 for Fujian Tiancheng mining operations, which it is in the process of completing.

     On September 30, 2004, the Company accepted the contribution of the remaining 5,500,000 shares of its common stock from FP and subsequently issued them to be held in escrow for Fujian Tiancheng subject to the agreement. These shares were valued at $1,925,000 or $0.35 per share.

Note 2- SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation

     The Company has been presented as a "development stage enterprise" in accordance with Statement of Financial Accounting Standards ("SFAS") No.7, "Accounting and Reporting bby Development Stage Enterprises". Since inception, the Company's activities have been limited to organizational
     efforts,   acquiring  the  Terra  Mining  Company  Claims,   and  obtaining
     financing.

                              SPARTA HOLDING CORP.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2004

Note 2-    SIGNIFICANT ACCOUNTING POLICIES (continued)

          Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          Fair Value of Financial Instruments

          For financial instruments, including cash, accounts receivable, accounts payable and accrued expenses, it was assumed that the carrying amount approximated fair value because of the short maturities of such intruments.

          Income Taxes

          The Company follows SFAS No. 109, "Accounting for Income Taxes", which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

          Net Loss Per Common Share

          Basic and diluted net loss per common share has been calculated based upon the weighted average number of common shares outstanding.

          Evaluation of Long-Lived Assets

          Long-lived assets are assessed for recoverability on an on-going basis. In evaluating the fair value and future benefits of long-lived assets, their carrying value would be reduced by the excess, if any, of the long-lived asset over management's estimate of the anticipated undiscounted future net cash flows of the related long-lived asset.

                              SPARTA HOLDING CORP.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2004

Note 2- SIGNIFICANT ACCOUNTING POLICIES (continued)

          New Financial Accounting Standards

          In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This Statement requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan. The Company adopted SFAS No. 146 on January 1, 2003. The adoption of SFAS No. 145 did not have a material impact on the Company's result of operations or financial position.

          In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities." This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. Management believes that this statement did not have a material impact on the Company's results of operations or financial position.

          In November 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, and Interpretation of FASB Statements No. 5, 57, and 107 and Recission of FASB Interpretation No. 34. FIN 45 clarifies the requirements of FASB Statement No. 5, Accounting for Contingencies, relating to the guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. This interpretation clarifies that a guarantor is required to recognize at the inception of certain types of guarantees, a liability for the fair value of the obligation undertaken in issuing the guarantee.

          The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company adopted FIN 45 on January 1, 2003. The adoption of FIN 45 did not have a material impact on the Company's results of operations or financial position.

                              SPARTA HOLDING CORP.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2004

Note 2- SIGNIFICANT ACCOUNTING POLICIES (continued)

     In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities. In DecemberJanuaryt31,F2003,sthed FIN No. 46 (Revised) ("FIN 46-R") to address certain FIN 46 implementation issues. This interpretation requires that the assets, liabilities, and results of activities of a Variable Interest Entity ("VIE") be consolidated into the financial statements of the enterprise that has a controlling interest in the VIE. FIN 46R also requires additional disclosures by primary beneficiaries and other significant variable interest holders. For entities acquired or created before February 1, 2003, this interpretation is effective no later than the end of the first interim or reporting period ending after March 15, 2004, except for those VIE's that are considered to be special purpose entities, for which the effective date is no later than the end of the first interim or annual reporting period ending after December 15, 2003. For all entities that were acquired subsequent to January 31, 2003, this interpretation is effective as of the first interim or annual period ending after December 31, 2003. The adoption of FIN 46 did not have a material impact on the Company's results of operations or financial position.

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 clarifies the accounting for certain financial instruments with characteristics of both liabilities and equity and requires that those instruments be classified as liabilities in statements of financial position. Previously, many of those financial instruments were classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of the provisions of SFAS No. 150 did not have a material effect on the Company's financial position.

Note 3- MINING CLAIMS

     On February 5, 2004, the Company acquired the Terra Mining Company Claims in exchange for 11,000,000 shares of the Company's Common Stock. The Terra Mining Company Claims have been reflected in the accompanying balance sheet as of September 30, 2004 at $11,000, the cost of such claims to FP and its predecessors.

     On August 14, 2004, the Company entered into an Asset Purchase and Exchange Agreement with Fujian Tiancheng Mining Industry Corp, LTD ("Fujian") of China. Pursuant to the Agreement, the Company has made deposit payments totaling $214,414 as of September 30, 2004. The Company issued 5,500,000 shares held in escrow, valued at $.35 per share, or $1,925,000 as part of its investment in Fujian.

                              SPARTA HOLDING CORP.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2004

Note 4- INCOME TAXES

     No provision for income taxes has been recorded in the accompanying financial statements as a result of the Company's net operating losses. The Company has unused tax loss carry forwards of approximately $50,000 to offset future taxable income. Such carryforward expires beginning 2004. The deferred tax asset recorded by the Company as a result of this tax loss carryforward is approximately $10,000. The Company has reduced the deferred tax asset resulting from its tax loss carryforwards by a valuation allowance of an equal amount as the realization of the deferred tax asset is uncertain. The net change in the deferred tax asset and valuation allowance from September 30, 2003 to September 30, 2004 was an increase of $10,000.

     From December 23, 1993 (inception) to september 30, 2003, the Company filed a consolidated income tax return with Castle, its then parent, for federal tax purposes.

Note 5- PRIVATE PLACEMENT OF COMMON STOCK

     In June 2004, the Company commenced a private placement of shares of Common Stock at $.35 per share. The Company expects to offer a total of approximately 1,142,857 shares of Common Stock for $400,000 total. Through September 30, 2004, the Company has sold 811,257 shares of Common Stock for $283,940 total.

Note 6- RELATED PARTY TRANSACTION

     On February 5, 2004, the Company issued 11,000,000 shares of common stock to a related party in exchange for mining claims (see Note 1 and 3.)